EXHIBIT 99.1

NYSE: WPZ

Date:	Sept. 22, 2005
Williams Partners L.P. Reports Second-Quarter 2005 Financial Results
• Expectation for Cash Distributions Unaffected by Hurricane Katrina
• Discovery Pipeline Offers New Delivery Points; Receives Approval, Funding for Expansion
     TULSA, Okla. — Williams Partners L.P. (NYSE:WPZ) today announced unaudited second-quarter 2005 net income of $1.8 million, compared with a net loss of $1.1 million for the same period a year ago. Year-to-date through June 30, Williams Partners reported net income of $2.2 million, compared with $0.4 million for the first half of 2004.
     For second-quarter 2005, the partnership reported operating income of $4.1 million, compared with $0.8 million for second-quarter 2004. For the first six months of 2005, Williams Partners reported operating income of $5.2 million, compared with $3.5 million for the same period in 2004.
     Distributable cash flow for Williams Partners and its 40 percent interest in Discovery pipeline totaled $7.5 million for second-quarter 2005. That amount compares with $4.8 million during the same quarter in 2004. For the first six months of 2005, the partnership’s distributable cash flow amounted to $13.1 million, a 5 percent increase over the $12.5 million reported during the first half of 2004.
     Second-quarter 2005 distributable cash flow of $7.5 million substantially exceeded the minimum quarterly distribution of $5 million. Also, the partnership announced that its expectation for third-quarter cash distributions to unitholders will be unaffected by Hurricane Katrina.
     Adjusted EBITDA for Williams Partners and its 40 percent interest in Discovery pipeline totaled $8.0 million for the second quarter of 2005, compared with $5.2 million for the same period a year ago. For the first six months of 2005, adjusted EBITDA increased 12 percent to $14.6 million, compared with $13.1 million for the first half of 2004.
     Distributable cash flow and adjusted EBITDA are defined at the end of the body of this news release.
     The favorable quarter-over-quarter results for net income, operating income, distributable cash flow and adjusted EBITDA are primarily because of favorable results in the NGL Services segment, resulting from a gain recognized when a cavern was drained in 2005 compared with a cavern loss in 2004 and lower cavern workover expense. These favorable results were partially offset by the effect of lower revenues in the Gathering and Processing segment, which in 2004 reflected the income related to the settlement of a contract provision. The Gathering and Processing segment also includes decreased equity earnings in Discovery because of lower gathering and transportation revenue and higher operating and maintenance expense. The lower gathering and transportation revenue was caused by volume declines between 2004 and 2005 that were only partially offset by increasing production from new connections.
     Year-to-date through the end of the second quarter, net income increased primarily because of higher storage revenues in the NGL Services segment. That benefit was partially offset by lower revenues in the Gathering and Processing business.
     Schedules presenting Williams Partners’ consolidated statements of operations, segment profit and operating information, as well as schedules reconciling adjusted EBITDA and distributable cash flow to measures included in Generally Accepted Accounting Principles are available on Williams Partners’ web site at www.williamslp.com and as an attachment to this press release.
     The partnership did not report earnings per unit for the second quarter, since there were no unitholders during the period. Per-unit earnings will be reported beginning with third-quarter 2005 results.
     “We turned in very strong financial performance for the quarter with distributable cash flows substantially in excess of the minimum quarterly distributions,” said Alan Armstrong, chief operating officer.
     “During the quarter, the partnership also placed our Discovery market expansion project into service, which further strengthens our ability to reliably move customers’ gas to market. This kind of system flexibility and reliability is allowing us to capture large deep-water Gulf of Mexico prospects like Front Runner and, more recently, the Tahiti gas gathering, transmission and processing business. As a result, we expect the partnership to continue to produce reliable cash flows.”
Hurricane Katrina Not Expected to Affect Cash Distributions
     As a result of Hurricane Katrina, the operations of certain Williams Partners assets were affected beginning Aug. 27. The Discovery and Carbonate Trend assets were not fully operational for a period of time following Hurricane Katrina. Both assets had returned to service at reduced throughput rates as producers and downstream facilities restored their operations.
     Williams Partners estimates the unfavorable impact of this hurricane to its net income to be between $1 million and $1.5 million.
     The partnership expects that third-quarter cash distributions to unitholders will be unaffected by Hurricane Katrina’s financial impact.
Hurricane Rita Effect
     As of close-of-business Wednesday, the operations of certain Williams Partners assets in the Gulf Coast area were shut down because there was no gas supply available to transport or process. Producers had shut in wells in advance of Hurricane Rita. The partnership assets that are shut down as a result of Hurricane Rita are the Discovery pipeline, the Larose processing plant and the Paradis fractionator.

Discovery Pipeline Offers New Delivery Points, Receives Approval and Funding for Pipeline Expansion
     Discovery Gas Transmission, LLC, has completed connections to three new delivery points for shippers who utilize the pipeline system.
     Discovery now offers takeaway capacity to Tennessee Gas Pipeline Co., Columbia Gulf Transmission Co. and Transco. The new interconnects provide up to an additional 500 million cubic feet per day of takeaway capacity.
     The $11.2 million expansion project, approved by the Federal Energy Regulatory Commission in 2004, added approximately 40 miles of 20-inch-diameter pipe from Discovery Producer Services, LLC’s Larose, La., plant to Pointe Aux Chenes, La., and Old Lady Lake, La.
     Also, Discovery Producer Services, LLC, recently received approval from its owners to construct a 35-mile gathering pipeline at a total cost of approximately $69.5 million. Williams Partners’ share of the expected cost will be $27.8 million, consistent with its 40 percent ownership of Discovery.
     Williams Partners has funded, along with The Williams Companies, Inc. (NYSE:WMB), an escrow account that substantially covers the expected cost of the pipeline. Proceeds of $24.4 million were retained from Williams Partners’ initial public offering in August 2005 to fund its share of the escrow account. The Williams Companies is the parent of Williams Partners’ general partner.
     The lateral expansion project, with an expected design capacity of approximately 200 million cubic feet per day, will connect Discovery’s existing pipeline system with three producers’ production facilities for the Tahiti prospect in the deepwater region of the Gulf of Mexico.
     The project is expected to be completed in second-quarter 2007.
Distributable Cash Flow and Adjusted EBITDA Definitions
     Williams Partners defines distributable cash flow as net cash provided by operating activities, adjusted to exclude interest expense and changes in operating working capital and other items including changes in non-current assets and liabilities, plus reimbursements from The Williams Companies, Inc. under an omnibus agreement and the cash benefit of a natural gas contract and less maintenance capital expenditures.
     For Discovery, distributable cash flow is defined as net cash provided by operating activities, adjusted to exclude interest income and changes in operating working capital and other items including changes in non-current assets and liabilities, and less maintenance capital expenditures. The partnership’s equity share of Discovery’s distributable cash flow is 40 percent.
     Williams Partners defines adjusted EBITDA excluding investment in Discovery as net income (loss) plus interest expense and depreciation and accretion less the partnership’s equity earnings in Discovery, as well as adjustments for certain non-cash, non-recurring items.

     For Discovery, the partnership defines adjusted EBITDA as net income plus interest (income) expense, depreciation and accretion. The partnership’s equity share of Discovery’s adjusted EBITDA is 40 percent.
Today’s Analyst Call
     Williams Partners’ management will discuss the partnership’s second-quarter 2005 financial results during an analyst presentation to be webcast live beginning at 10 a.m. Eastern today.
     Participants are encouraged to access the presentation and corresponding slides via www.williamslp.com. A limited number of phone lines also will be available at (800) 310-6649. International callers should dial (719) 457-2693. Callers should dial in at least 10 minutes prior to the start of the discussion. Replays will be available at www.williamslp.com.
Form 10-Q
     The partnership is filing its Form 10-Q today with the Securities and Exchange Commission. The document will be available on both the SEC and Williams Partners web sites.
About Williams Partners L.P. (NYSE:WPZ)
Williams Partners L.P. primarily gathers, transports and processes natural gas and fractionates and stores natural gas liquids. The general partner is Williams Partners GP LLC. More information is at www.williamslp.com

Contact:	Brad Church
Williams (media relations)
(918) 573-3332

Karl Meyer
Williams (investor relations)
(918) 573-4395
# # #
Williams Partners’ reports, filings, and other public announcements might contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Private Securities Litigation Reform Act of 1995. You typically can identify forward-looking statements by the use of forward-looking words, such as “anticipate,” believe,” “could,” “continue,” “estimate,” “expect,” “forecast,” “may,” “plan,” “potential,” “project,” “schedule,” “will,” and other similar words. These statements are based on our intentions, beliefs, and assumptions about future events and are subject to risks, uncertainties, and other factors. Actual results could differ materially from those contemplated by the forward-looking statements. In addition to any assumptions, risks, uncertainties, and other factors referred to specifically in connection with such statements, other risks, uncertainties, and factors could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements. Those risks, uncertainties, and factors include, among others: Williams Partners may not have sufficient cash from operations to enable it to pay the minimum distribution following establishment of cash reserves and payment of fees and expenses, including payments to its general partner; because of the natural decline in production from existing wells, Williams Partners’ success depends on our ability to obtain new sources of natural gas supply, which is dependent on factors beyond our control, including Discovery’s ability to complete its Tahiti lateral expansion project; any decrease in supplies of natural gas could adversely affect Williams Partners’ business and operating results; Williams Partners’ processing, fractionation and storage business could be affected by any decrease in the price of natural gas liquids or a change in the price of natural gas liquids relative to the price of natural gas; The Williams Companies, Inc.’s revolving credit facility and Williams’ public indentures contain financial and operating restrictions that may limit Williams Partners’ access to credit; in addition, Williams Partners’ ability to obtain credit in the future will be affected by Williams’ credit ratings; Williams Partners’ general partner and its affiliates have conflicts of interest and limited fiduciary duties, which may permit them to favor their own interest to the detriment of Williams Partners’ unitholders; even if unitholders are dissatisfied, they cannot initially remove Williams Partners’ general partner without its consent; unitholders may be required to pay taxes on their share of Williams Partners’ income even if they do not receive any cash distributions from Williams Partners; Williams Partners’ operations are subject to operational hazards and unforeseen interruptions for which it may or may not be adequately insured; Williams Partners depends on certain key customers and producers for a significant portion of its revenues and supply of natural gas and natural gas liquids and the loss of any of these key customers or producers could result in a decline in its revenues and cash available to pay distributions; and if third-party pipelines and other facilities interconnected to Williams Partners’ pipelines and facilities become unavailable to transport natural gas and natural gas liquids or to treat natural gas, Williams Partners’ revenues and cash available to pay distributions could be adversely affected. Additional information about risks and uncertainties that could cause actual results to differ materially from forward-looking statements is contained under the caption “Risk Factors” in Williams Partners’ prospectus dated August 17, 2005 as filed with the Securities and Exchange Commission on August 19, 2005 pursuant to Rule 424(b) of the Securities Act of 1933. Please see that filing for that additional information regarding Williams Partners’ risks and uncertainties. In light of these risks, uncertainties, and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time that we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Reconciliation of Non-GAAP Measures
(UNAUDITED)

	2004			2005
(Thousands)	1st Qtr	2nd Qtr	Y-T-D	1st Qtr	2nd Qtr	Y-T-D

Williams Partners L.P.
Reconciliation of Non-GAAP “Adjusted EBITDA Excluding Discovery” to GAAP “Net income (loss)”

Net Income (Loss)	$1,569	$(1,125)	$444	$311	$1,849	$2,160
Interest Expense	3,110	3,171	6,281	3,004	2,982	5,986
Depreciation and accretion	890	909	1,799	905	893	1,798
Equity earnings — Discovery Producer Services LLC	(1,982)	(1,292)	(3,274)	(2,212)	(691)	(2,903)

Adjusted EBITDA Excluding Investment in Discovery	$3,587	$1,663	$5,250	$2,008	$5,033	$7,041

Discovery Producer Services
Reconciliation of Non-GAAP “Adjusted EBITDA” to GAAP “Net income”

Net Income	$5,062	$3,338	$8,400	$5,531	$1,727	$7,258
Interest (income)	(52)	(140)	(192)	(284)	(389)	(673)
Depreciation and accretion	5,658	5,662	11,320	6,113	6,126	12,239

Adjusted EBITDA — 100%	$10,668	$8,860	$19,528	$11,360	$7,464	$18,824

Adjusted EBITDA — our 40% interest	$4,267	$3,544	$7,811	$4,544	$2,986	$7,530

Williams Partners L.P.
Reconciliation of Non-GAAP “Distributable Cash Flow Excluding Discovery” to GAAP “Net cash provided (used) by operating activities”

Net cash provided (used) by operating activities	$(661)	$7,660	$6,999	$(4,055)	$7,732	$3,677
Interest expense	3,110	3,171	6,281	3,004	2,982	5,986
Changes in operating working capital:
Accounts receivable	(1,760)	964	(796)	(678)	943	265
Other current assets	(49)	337	288	45	377	422
Accounts payable	(616)	(588)	(1,204)	1,495	(19)	1,476
Accrued liabilities	(41)	(85)	(126)	209	283	492
Deferred revenue	2,474	(8,817)	(6,343)	3,200	(7,318)	(4,118)
Other (including changes in noncurrent assets and liabilities)	1,130	(1,000)	130	(1,212)	53	(1,159)
Reimbursements from Williams under omnibus agreement	—	—	—	—	—	—
Cash benefit of natural gas purchase contract	—	—	—	—	—	—
Maintenance capital expenditures	(95)	(273)	(368)	(212)	(410)	(622)

Distributable Cash Flow Excluding Discovery	$3,492	$1,369	$4,861	$1,796	$4,623	$6,419

Discovery Producer Services
Reconciliation of Non-GAAP “Distributable Cash Flow” to GAAP “Net cash provided by operating activities”

Net cash provided by operating activities	$11,093	$9,602	$20,695	$7,981	$9,236	$17,217
Interest (income)	(52)	(140)	(192)	(284)	(389)	(673)
Changes in operating working capital:
Accounts receivable	(961)	1,757	796	4,057	(4,177)	(120)
Inventory	(368)	389	21	138	(449)	(311)
Other current assets	(436)	(437)	(873)	(218)	(772)	(990)
Accounts payable	2,630	(3,008)	(378)	713	2,078	2,791
Other current liabilities	(564)	1,993	1,429	(443)	1,390	947
Accrued liabilities	(674)	(1,296)	(1,970)	(584)	547	(37)
Maintenance capital expenditures	(214)	(312)	(526)	(1,866)	(156)	(2,022)

Distributable Cash Flow — 100%	$10,454	$8,548	$19,002	$9,494	$7,308	$16,802

Distributable Cash Flow — our 40% interest	$4,182	$3,419	$7,601	$3,798	$2,923	$6,721

Consolidated Statements of Operations
(UNAUDITED)
	2004			2005
(Thousands)	1st Qtr	2nd Qtr	Y-T-D	1st Qtr	2nd Qtr	Y-T-D

Revenues:
Storage	$3,109	$3,801	$6,910	$4,388	$4,638	$9,026
Fractionation	1,978	2,152	4,130	2,430	2,307	4,737
Gathering	1,166	1,100	2,266	880	766	1,646
Product Sales:
Affiliate	—	—	—	2,829	3,679	6,508
Third-party	1,128	432	1,560	63	—	63
Other:
Affiliate	28	—	28	—	—	—
Third-party	544	1,558	2,102	779	786	1,565

Total revenues	7,953	9,043	16,996	11,369	12,176	23,545

Cost and expenses:
Operating and maintenance expense:
Affiliate	2,287	2,406	4,693	2,653	2,693	5,346
Third-party	323	3,891	4,214	3,075	99	3,174
Product cost	1,037	334	1,371	2,735	3,327	6,062
Depreciation	869	909	1,778	905	893	1,798
General and administrative expense:
Affiliate	542	551	1,093	687	851	1,538
Third-party	19	19	38	19	27	46
Taxes other than income	179	179	358	192	146	338

Total costs and expenses	5,256	8,289	13,545	10,266	8,036	18,302

Operating income	2,697	754	3,451	1,103	4,140	5,243

Equity earnings — Discovery Producer Services LLC	1,982	1,292	3,274	2,212	691	2,903

Interest expense:
Affiliate	(3,110)	(3,006)	(6,116)	(2,805)	(2,812)	(5,617)
Third-party	—	(165)	(165)	(199)	(170)	(369)

Net income (loss)	$1,569	$(1,125)	$444	$311	$1,849	$2,160

Segment Profit & Operating Statistics
(UNAUDITED)
	2004			2005
(Thousands)	1st Qtr	2nd Qtr	Y-T-D	1st Qtr	2nd Qtr	Y-T-D

NGL Services
Segment revenues	$6,787	$6,994	$13,781	$10,489	$11,411	$21,900
Operating and maintenance expense	2,497	6,148	8,645	5,621	2,523	8,144
Product cost	1,037	334	1,371	2,735	3,327	6,062
Depreciation	569	609	1,178	605	593	1,198
Direct general and administrative expenses	136	122	258	203	271	474
Other	179	179	358	192	146	338

Segment profit (loss)	$2,369	$(398)	$1,971	$1,133	$4,551	$5,684

Gathering and Processing
Segment revenues	$1,166	$2,049	$3,215	$880	$765	$1,645
Operating and maintenance expense	113	149	262	107	269	376
Product cost	—	—	—	—	—	—
Depreciation	300	300	600	300	300	600
Direct general and administrative expenses	—	—	—	—	—	—
Other	—	—	—	—	—	—

Segment operating income	753	1,600	2,353	473	196	669
Equity earnings	1,982	1,292	3,274	2,212	691	2,903

Segment profit	$2,735	$2,892	$5,627	$2,685	$887	$3,572

Operating Information:
Williams Partners Predecessor:
Conway storage revenues	$3,109	$3,801	$6,910	$4,388	$4,638	$9,026
Conway fractionation volumes (bpd) — our 50%	34,314	38,939	36,627	41,296	37,503	39,389
Carbonate Trend gathered volumes (MMBtu/d)	59,815	56,653	58,234	41,567	35,933	38,735
Discovery Producer Services — 100%
Gathered volumes (MMBtu/d)	430,466	395,734	413,100	335,727	334,083	334,900
Gross processing margin ($/MMBtu)	$0.14	$0.14	$0.14	$0.21	$0.17	$0.19